UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2005
EXPRESS SCRIPTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20199	43-1420563
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

13900 Riverport Drive
Maryland Heights, Missouri	63043
(Address of principal executive offices)	(Zip Code)
(314) 770-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 14, 2005, Express Scripts, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Credit Suisse, as administrative agent, Citigroup Global Markets Inc., as syndication agent, Bank of Nova Scotia, Calyon New York Branch, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc, Sun Trust and Union Bank of California, as co-documentation agents and the lenders named therein.
     The Credit Agreement provides for a five-year term loan facility of $1,600,000,000 and a five-year revolving credit facility of $600,000,000, which includes a $125,000,000 swingline sub-facility and a $200,000,000 letter of credit sub-facility. The obligations under the Credit Agreement are unsecured and are guaranteed by a substantial portion of the domestic subsidiaries of the Company.
     The Credit Agreement contains customary events of default and covenants, including, among other things, covenants that restrict the ability of the Company and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, and engage in mergers or consolidations, and certain restrictive financial covenants.
     If an event of default under the Credit Agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.
     The description of the Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
     On October 14, 2005, in connection with the consummation of the Merger (as defined in Item 2.01 below), the Company repaid in full and terminated its $600,000,000 credit agreement (the “Existing Company Credit Agreement”), dated as of February 13, 2004, among Credit Suisse First Boston, as administrative agent and the lenders named therein. The Existing Company Credit Agreement was repaid in full and terminated in connection with the effectiveness of the Credit Agreement as described under Item 1.01 above.
     On October 14, 2005, in connection with the consummation of the Merger (as defined in Item 2.01 below), Priority Healthcare Corporation (“Priority”) repaid in full and terminated its $150,000,000 credit agreement (the “Existing Priority Credit Agreement”), dated as of February 5, 2004, as amended on February 27, 2004, among Priority, the lenders from time to time party thereto and SunTrust Bank, as administrative agent. The Existing Priority Credit Agreement was repaid in full and terminated in connection with the effectiveness of the Credit Agreement as described under Item 1.01 above.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On October 14, 2005, the shareholders of Priority approved a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated July 21, 2005, by and among the Company, Pony Acquisition Corporation, a wholly-owned subsidiary of the Company, and Priority, and the merger of Pony Acquisition Corporation with and into Priority. On October 14, 2005, pursuant to the terms and conditions of the Merger Agreement, the Company consummated the acquisition of Priority through the merger of Pony Acquisition Corporation with and into Priority (the "Merger"). Priority is the surviving corporation in the Merger. A copy of the Company's press release announcing Priority's shareholders approval of the Merger and announcing the consummation of the Merger is attached as Exhibit 99.1 and is incorporated by reference into this Item 2.01.
     Under the terms of the Merger Agreement, the merger consideration was funded with immediately available funds. In addition to available cash on hand, the Company financed a portion of the purchase price through the borrowing of a $1.6 billion five-year term loan under the Company’s new $2.2 billion senior unsecured credit facilities described in Item 1.01 above, provided by a syndicate of financial institutions for which Credit Suisse is acting as administrative agent.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
All required financial statements with respect to Priority will be filed by amendment pursuant to Item 9.01(a)(4) within 71 calendar days after the date on which this report is required to be filed.
(b) Pro Forma Financial Information.
All required pro forma financial information with respect to Priority will be filed by amendment pursuant to Item 9.01(b)(2) within 71 calendar days after the date on which this report is required to be filed.
(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 14, 2005, among Express Scripts, Inc., Credit Suisse, as administrative agent, Citigroup Global Markets Inc., as syndication agent, Bank of Nova Scotia, Calyon New York Branch, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc, Sun Trust and Union Bank of California, as co-documentation agents and the lenders named therein.

99.1	Press Release, dated October 14, 2005, of the Company, announcing the approval of the shareholders of Priority of the proposal to approve the Merger Agreement and the Merger, and the consummation of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2005	THE EXPRESS SCRIPTS, INC.
	By:	/s/ George Paz
		Name:	George Paz
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 14, 2005, among Express Scripts, Inc., Credit Suisse, as administrative agent, Citigroup Global Markets Inc., as syndication agent, Bank of Nova Scotia, Calyon New York Branch, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc, Sun Trust and Union Bank of California, as co-documentation agents and the lenders named therein.

99.1	Press Release, dated October 14, 2005, of the Company, announcing the approval of the shareholders of Priority of the proposal to approve the Merger Agreement and the Merger, and the consummation of the Merger.

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